UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. _)*




                           EHI CAR SERVICES LIMITED
-------------------------------------------------------------------------------
                                (Name of Issuer)



                 Class A common shares, par value US$0.001 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    9EQ3S9VO2
                  --------------------------------------------
                                 (CUSIP Number)


                                 December 31, 2014
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP No. 9EQ3S9VO2                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          THE GOLDMAN SACHS GROUP, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               9,081,665*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               9,081,665*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           9,081,665*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           24.3 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------

*Represents 9,081,665 Class A common shares issuable upon conversion of the Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 28,333,332 shares of Class A common shares outstanding as of November 17, 2014, as reported in the Issuer's
Rule 424(b)(3) prospectus, and the 9,081,665 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS Group, without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 9EQ3S9VO2                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS & CO.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               9,081,665*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               9,081,665*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           9,081,665*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           24.3 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-PN-IA

------------------------------------------------------------------------------

*Represents 9,081,665 Class A common shares issuable upon conversion of the Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 28,333,332 shares of Class A common shares outstanding as of November 17, 2014, as reported in the Issuer's
Rule 424(b)(3) prospectus, and the 9,081,665 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS Group, without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 9EQ3S9VO2                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               4,239,236*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               4,239,236*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           4,239,236*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           13.0 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

*Represents 4,239,236 Class A common shares issuable upon conversion of the Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 28,333,332 shares of Class A common shares outstanding as of November 17, 2014, as reported in the Issuer's
Rule 424(b)(3) prospectus, and the 4,239,236 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS Group, without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 9EQ3S9VO2                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               3,526,048*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               3,526,048*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           3,526,048*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           11.1 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

*Represents 3,526,048 Class A common shares issuable upon conversion of the Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 28,333,332 shares of Class A common shares outstanding as of November 17, 2014, as reported in the Issuer's
Rule 424(b)(3) prospectus, and the 3,526,048 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS Group, without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 9EQ3S9VO2                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI GMBH & CO. KG

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               150,663*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               150,663*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           150,663*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.5 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

*Represents 150,663 Class A common shares issuable upon conversion of the Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 28,333,332 shares of Class A common shares outstanding as of November 17, 2014, as reported in the Issuer's
Rule 424(b)(3) prospectus, and the 150,663 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS Group, without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 9EQ3S9VO2                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI PARALLEL, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,165,714*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,165,714*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,165,714*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           4.0 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

*Represents 1,165,714 Class A common shares issuable upon conversion of the Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 28,333,332 shares of Class A common shares outstanding as of November 17, 2014, as reported in the Issuer's
Rule 424(b)(3) prospectus, and the 1,165,714 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS Group, without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 9EQ3S9VO2                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP VI ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               4,239,236*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               4,239,236*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           4,239,236*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           13.0 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

*Represents 4,239,236 Class A common shares issuable upon conversion of the Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 28,333,332 shares of Class A common shares outstanding as of November 17, 2014, as reported in the Issuer's
Rule 424(b)(3) prospectus, and the 4,239,236 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS Group, without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 9EQ3S9VO2                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP VI OFFSHORE ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               3,526,048*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               3,526,048*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           3,526,048*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           11.1 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

*Represents 3,526,048 Class A common shares issuable upon conversion of the Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 28,333,332 shares of Class A common shares outstanding as of November 17, 2014, as reported in the Issuer's
Rule 424(b)(3) prospectus, and the 3,526,048 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS Group, without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 9EQ3S9VO2                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS ADVISORS VI, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,165,714*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,165,714*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,165,714*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           4.0 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

*Represents 1,165,714 Class A common shares issuable upon conversion of the Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 28,333,332 shares of Class A common shares outstanding as of November 17, 2014, as reported in the Issuer's
Rule 424(b)(3) prospectus, and the 1,165,714 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS Group, without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 9EQ3S9VO2                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS MANAGEMENT GP GMBH

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               150,663*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               150,663*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           150,663*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.5 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

*Represents 150,663 Class A common shares issuable upon conversion of the Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 28,333,332 shares of Class A common shares outstanding as of November 17, 2014, as reported in the Issuer's
Rule 424(b)(3) prospectus, and the 150,663 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS Group, without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 9EQ3S9VO2                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAR RENTAL LUX S.A R.L.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Luxembourg

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               7,915,951*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               7,915,951*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           7,915,951*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           21.8 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

*Represents 7,915,951 Class A common shares issuable upon conversion of the Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 28,333,332 shares of Class A common shares outstanding as of November 17, 2014, as reported in the Issuer's
Rule 424(b)(3) prospectus, and the 7,915,951 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS Group, without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 9EQ3S9VO2                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAR RENTAL LUX II S.A R.L.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Luxembourg

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               7,915,951*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               7,915,951*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           7,915,951*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           21.8 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

*Represents 7,915,951 Class A common shares issuable upon conversion of the Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 28,333,332 shares of Class A common shares outstanding as of November 17, 2014, as reported in the Issuer's
Rule 424(b)(3) prospectus, and the 7,915,951 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS Group, without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 9EQ3S9VO2                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAR RENTAL HK LIMITED

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Hong Kong

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               7,915,951*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               7,915,951*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           7,915,951*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           21.8 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

*Represents 7,915,951 Class A common shares issuable upon conversion of the Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 28,333,332 shares of Class A common shares outstanding as of November 17, 2014, as reported in the Issuer's
Rule 424(b)(3) prospectus, and the 7,915,951 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS Group, without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 9EQ3S9VO2                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAR RENTAL LUX PARALLEL S.A R.L.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Luxembourg

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,165,714*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,165,714*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,165,714*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           4.0 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

*Represents 1,165,714 Class A common shares issuable upon conversion of the Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 28,333,332 shares of Class A common shares outstanding as of November 17, 2014, as reported in the Issuer's
Rule 424(b)(3) prospectus, and the 1,165,714 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS Group, without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 9EQ3S9VO2                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAR RENTAL LUX PARALLEL II S.A R.L.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Luxembourg

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,165,714*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,165,714*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,165,714*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           4.0 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

*Represents 1,165,714 Class A common shares issuable upon conversion of the Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 28,333,332 shares of Class A common shares outstanding as of November 17, 2014, as reported in the Issuer's
Rule 424(b)(3) prospectus, and the 1,165,714 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS Group, without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 9EQ3S9VO2                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAR RENTAL HK PARALLEL LIMITED

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Hong Kong

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,165,714*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,165,714*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,165,714*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           4.0 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

*Represents 1,165,714 Class A common shares issuable upon conversion of the Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 28,333,332 shares of Class A common shares outstanding as of November 17, 2014, as reported in the Issuer's
Rule 424(b)(3) prospectus, and the 1,165,714 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS Group, without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

Item 1(a).         Name of Issuer:
                   EHI CAR SERVICES LIMITED

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   Unit 12/F, Building No. 5, Guosheng Center
                   388 Daduhe Road, Shanghai 200062
                   People's Republic of China

Item 2(a).         Name of Persons Filing:

                   THE GOLDMAN SACHS GROUP, INC.
                   GOLDMAN, SACHS & CO.
                   GS CAPITAL PARTNERS VI FUND, L.P.
                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
                   GS CAPITAL PARTNERS VI GMBH & CO. KG
                   GS CAPITAL PARTNERS VI PARALLEL, L.P.
                   GSCP VI ADVISORS, L.L.C.
                   GSCP VI OFFSHORE ADVISORS, L.L.C.
                   GS ADVISORS VI, L.L.C.
                   GOLDMAN, SACHS MANAGEMENT GP GMBH
                   GS CAR RENTAL LUX S.A R.L.
                   GS CAR RENTAL LUX II S.A R.L.
                   GS CAR RENTAL HK LIMITED
                   GS CAR RENTAL LUX PARALLEL S.A R.L.
                   GS CAR RENTAL LUX PARALLEL II S.A R.L.
                   GS CAR RENTAL HK PARALLEL LIMITED

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   THE GOLDMAN SACHS GROUP, INC.;
                   GOLDMAN, SACHS & CO.;
                   GS CAPITAL PARTNERS VI FUND, L.P.;
                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.;
                   GS CAPITAL PARTNERS VI GMBH & CO. KG;
                   GS CAPITAL PARTNERS VI PARALLEL, L.P.;
                   GSCP VI ADVISORS, L.L.C.;
                   GSCP VI OFFSHORE ADVISORS, L.L.C.;
                   GS ADVISORS VI, L.L.C.;
                   GOLDMAN, SACHS MANAGEMENT GP GMBH:

                   200 West Street
                   New York, NY 10282

                   GS CAR RENTAL LUX S.A R.L.;
                   GS CAR RENTAL LUX II S.A R.L.:

                   2 Rue du Fosse
                   Luxembourg L-1536
                   LUX

                   GS CAR RENTAL HK LIMITED:

                   Cheung Kong Center, 68th Floor
                   2 Queen's Road Central
                   Hong Kong
                   HKG

                   GS CAR RENTAL LUX PARALLEL S.A R.L.;
                   GS CAR RENTAL LUX PARALLEL II S.A R.L.:

                   2 Rue du Fosse
                   Luxembourg L-1536
                   LUX

                   GS CAR RENTAL HK PARALLEL LIMITED:

                   Cheung Kong Center, 68th Floor
                   2 Queen's Road Central
                   Hong Kong
                   HKG

Item 2(c).         Citizenship:
                   THE GOLDMAN SACHS GROUP, INC. - Delaware
                   GOLDMAN, SACHS & CO. - New York
                   GS CAPITAL PARTNERS VI FUND, L.P. - Delaware
                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. - Cayman Islands GS CAPITAL PARTNERS VI GMBH & CO. KG - Germany
                   GS CAPITAL PARTNERS VI PARALLEL, L.P. - Delaware
                   GSCP VI ADVISORS, L.L.C. - Delaware
                   GSCP VI OFFSHORE ADVISORS, L.L.C. - Delaware
                   GS ADVISORS VI, L.L.C. - Delaware
                   GOLDMAN, SACHS MANAGEMENT GP GMBH - Germany
                   GS CAR RENTAL LUX S.A R.L. - Luxembourg
                   GS CAR RENTAL LUX II S.A R.L. - Luxembourg
                   GS CAR RENTAL HK LIMITED - Hong Kong
                   GS CAR RENTAL LUX PARALLEL S.A R.L. - Luxembourg
                   GS CAR RENTAL LUX PARALLEL II S.A R.L. - Luxembourg
                   GS CAR RENTAL HK PARALLEL LIMITED - Hong Kong

Item 2(d).         Title of Class of Securities:
                   Class A common shares, par value US$0.001 per share

Item 2(e).         CUSIP Number:
                   9EQ3S9VO2

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[  ]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);


	  (j).[  ]  A non-U.S.institution in accordance with
                     Rule 13d-1(b)(1)(ii)(J);

          (k).[_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

	   If filing as a non-US institution in accordance with Rule 13d-1(b)
           (1)(ii)(J), please specify the type of institution:

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are:
                   NONE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable


--------------------------

   *In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and
(ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 17, 2015

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI FUND, L.P.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI GMBH & CO. KG

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI PARALLEL, L.P.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GSCP VI ADVISORS, L.L.C.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GSCP VI OFFSHORE ADVISORS, L.L.C.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GS ADVISORS VI, L.L.C.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GOLDMAN, SACHS MANAGEMENT GP GMBH

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GS CAR RENTAL LUX S.A R.L.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GS CAR RENTAL LUX II S.A R.L.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GS CAR RENTAL HK LIMITED

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GS CAR RENTAL LUX PARALLEL S.A R.L.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GS CAR RENTAL LUX PARALLEL II S.A R.L.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GS CAR RENTAL HK PARALLEL LIMITED

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Item 7 Information
  99.3          Power of Attorney, relating to
                THE GOLDMAN SACHS GROUP, INC.
  99.4          Power of Attorney, relating to
                GOLDMAN, SACHS & CO.
  99.5          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI FUND, L.P.
  99.6          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
  99.7          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI GMBH & CO. KG
  99.8          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI PARALLEL, L.P.
  99.9          Power of Attorney, relating to
                GSCP VI ADVISORS, L.L.C.
  99.10          Power of Attorney, relating to
                GSCP VI OFFSHORE ADVISORS, L.L.C.
  99.11          Power of Attorney, relating to
                GS ADVISORS VI, L.L.C.
  99.12          Power of Attorney, relating to
                GOLDMAN, SACHS MANAGEMENT GP GMBH
  99.13          Power of Attorney, relating to
                GS CAR RENTAL LUX S.A R.L.
  99.14          Power of Attorney, relating to
                GS CAR RENTAL LUX II S.A R.L.
  99.15          Power of Attorney, relating to
                GS CAR RENTAL HK LIMITED
  99.16          Power of Attorney, relating to
                GS CAR RENTAL LUX PARALLEL S.A R.L.
  99.17          Power of Attorney, relating to
                GS CAR RENTAL LUX PARALLEL II S.A R.L.
  99.18          Power of Attorney, relating to
                GS CAR RENTAL HK PARALLEL LIMITED

                                                                 EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class A common shares, par value US$0.001 per share, of EHI CAR SERVICES LIMITED and further agree to the filing of this agreement as an Exhibit thereto.
In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  February 17, 2015

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI FUND, L.P.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI GMBH & CO. KG

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI PARALLEL, L.P.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GSCP VI ADVISORS, L.L.C.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GSCP VI OFFSHORE ADVISORS, L.L.C.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GS ADVISORS VI, L.L.C.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GOLDMAN, SACHS MANAGEMENT GP GMBH

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GS CAR RENTAL LUX S.A R.L.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GS CAR RENTAL LUX II S.A R.L.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GS CAR RENTAL HK LIMITED

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GS CAR RENTAL LUX PARALLEL S.A R.L.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GS CAR RENTAL LUX PARALLEL II S.A R.L.

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

             GS CAR RENTAL HK PARALLEL LIMITED

             By:/s/  Brian  Bae
              ----------------------------------------
             Name:   Brian  Bae
             Title:  Attorney-in-fact

                                                                 EXHIBIT (99.2)

                                ITEM 7 INFORMATION

The securities being reported on by THE GOLDMAN SACHS GROUP, INC.("GS Group"), as a parent holding company, are owned indirectly by GS CAPITAL PARTNERS VI FUND, L.P., GS CAPITAL PARTNERS VI INSTITUTIONAL, L.P, each a Delaware limited partnership, GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P., a Cayman Islands exempted limited partnership, and GS CAPITAL PARTNERS VI GMBH & CO. KG, a German civil law partnership with limitation of liability (collectively, the "Investing Entities"), or are owned, or may be deemed to be beneficially owned, by GOLDMAN, SACHS & CO.("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The general partner, managing general partner or other manager of each of the Investing Entities is an affiliate of GS Group. Goldman Sachs is a wholly-owned subsidiary of GS Group. Goldman Sachs is the investment manager of certain of the Investing Entities. In addition, the Investing Entities hold their interests indirectly through GS Car Rental Lux S.A.R.L., GS
CAR RENTAL LUX II S.A.R.L., GS LUX PARALLEL S.A.R.L., and GS CAR RENTAL
LUX PARALLEL II S.A.R.L. (the "Intermediate Investing Entities") The Intermediate Investing Entities hold their interests indirectly through GS CAR RENTAL HK LIMITED and GS CAR RENTAL HK PARALLEL LIMITED.

                                                                 EXHIBIT (99.3)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn and Brian Bae (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates. The Company has the unrestricted right to unilaterally revoke this Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 27, 2012.


THE GOLDMAN SACHS GROUP, INC.


By: /s/ Gregory K. Palm
____________________________
Name: 	Gregory K. Palm
Title: 	Executive Vice President and
	    General Counsel


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of THE GOLDMAN SACHS GROUP, INC. (the "Company") , pursuant to that Power of Attorney dated November 27, 2012 (the "POA"), does hereby designate Priya Iyer, employee of the Company, as additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


THE GOLDMAN SACHS GROUP, INC.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                 EXHIBIT (99.4)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn and Brian Bae (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates. The Company has the unrestricted right to unilaterally revoke this Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 27, 2012.


GOLDMAN, SACHS & CO.


By: /s/ Gregory K. Palm
____________________________
Name: 	Gregory K. Palm
Title: 	Managing Director


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GOLDMAN, SACHS & CO (the "Company") , pursuant to that Power of Attorney dated November 27, 2012 (the "POA"), does hereby designate Priya Iyer, an employee of the Company, as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GOLDMAN, SACHS & CO


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.5)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS VI FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GS CAPITAL PARTNERS VI FUND, L.P.
By: GSCP VI ADVISORS, L.L.C., its general partner




By: /s/ Christine Vollertsen
____________________________
Name: 	Christine Vollertsen
Title: 	Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GS CAPITAL PARTNERS VI FUND, L.P. (the "Company") , pursuant to that Power of Attorney dated September 24, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GS CAPITAL PARTNERS VI FUND, L.P.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.6)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
By: GSCP VI OFFSHORE ADVISORS, L.L.C., its general partner


By: /s/ Christine Vollertsen
____________________________
Name: 	Christine Vollertsen
Title: 	Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. (the "Company") , pursuant to that Power of Attorney dated September 24, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.7)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS VI GMBH & CO. KG (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GS CAPITAL PARTNERS VI GMBH & CO. KG
By: GS ADVISORS VI, L.L.C., and its General Partner


By: /s/ Christine Vollertsen
____________________________
Name:	Christine Vollertsen
Title: 	Vice President and Secretary


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GS CAPITAL PARTNERS VI GMBH & CO. KG (the "Company") , pursuant to that Power of Attorney dated September 24, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GS CAPITAL PARTNERS VI GMBH & CO. KG


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.8)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS VI PARALLEL, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GS CAPITAL PARTNERS VI PARALLEL, L.P.
By: GS ADVISORS VI, L.L.C., its General Partner


By: /s/ Christine Vollertsen
____________________________
Name:	Christine Vollertsen
Title: 	Vice President and Secretary


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GS CAPITAL PARTNERS VI PARALLEL, L.P. (the "Company") , pursuant to that Power of Attorney dated September 24, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GS CAPITAL PARTNERS VI PARALLEL, L.P.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.9)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GSCP VI ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GSCP VI ADVISORS, L.L.C.



By: /s/ Christine Vollertsen
____________________________
Name: 	Christine Vollertsen
Title: 	Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GSCP VI ADVISORS, L.L.C. (the "Company") , pursuant to that Power of Attorney dated September 24, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GSCP VI ADVISORS, L.L.C.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.10)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GSCP VI OFFSHORE ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GSCP VI OFFSHORE ADVISORS, L.L.C.


By: /s/ Christine Vollertsen
____________________________
Name:	Christine Vollertsen
Title: 	Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GSCP VI OFFSHORE ADVISORS, L.L.C. (the "Company") , pursuant to that Power of Attorney dated September 24, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GSCP VI OFFSHORE ADVISORS, L.L.C.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.11)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS VI, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GS ADVISORS VI, L.L.C.


By: /s/ Christine Vollertsen
____________________________
Name: 	Christine Vollertsen
Title: 	Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GS ADVISORS VI, L.L.C. (the "Company") , pursuant to that Power of Attorney dated September 24, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GS ADVISORS VI, L.L.C.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.12)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS MANAGEMENT GP GMBH (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GOLDMAN, SACHS MANAGEMENT GP GMBH


By: /s/ John E. Bowman
____________________________
Name: 	John E. Bowman
Title:  Managing Director


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GOLDMAN, SACHS MANAGEMENT GP GMBH (the "Company") , pursuant to that Power of Attorney dated September 24, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GOLDMAN, SACHS MANAGEMENT GP GMBH


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.13)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS Car Rental Lux S.a r.l.
(the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer, Brian Bae, Lee Tryhorn and Leo Herskovich
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in -fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 26, 2015.



GS CAR RENTAL LUX S.A R.L.


By: /s/Sam Agnew
____________________________
Name:  Sam Agnew
Title: Manager

                                                                EXHIBIT (99.14)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS Car Rental Lux II S.a r.l.(the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer, Brian Bae, Lee Tryhorn and Leo Herskovich
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in -fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 14, 2015.



GS CAR RENTAL LUX II S.A R.L.

By:/s/ Marielle Stijger            By:/s/ Dominique Le Gal
____________________________       ____________________________
Name:  Marielle Stijger	           Name:  Dominique Le Gal
Title: Manager	                   Title: Manager

                                                                EXHIBIT (99.15)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS Car Rental HK Limited (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer, Brian Bae, Lee Tryhorn and Leo Herskovich
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in -fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 14, 2015.



GS CAR RENTAL HK LIMITED

By:/s/ Marielle Stijger            By:/s/ Dominique Le Gal
____________________________       ____________________________
Name:  Marielle Stijger	           Name:  Dominique Le Gal
Title: Manager	                   Title: Manager

                                                                EXHIBIT (99.16)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS Car Rental Lux Parallel S.a r.l. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer, Brian Bae, Lee Tryhorn and Leo Herskovich
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in -fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 26, 2015.



GS CAR RENTAL LUX PARALLEL S.A R.L.


By: /s/Sam Agnew
____________________________
Name:  Sam Agnew
Title: Manager

                                                                EXHIBIT (99.17)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS Car Rental Lux Parallel II
S.a r.l. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer, Brian Bae, Lee Tryhorn and Leo Herskovich (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 12, 2015.



GS CAR RENTAL LUX PARALLEL II S.A R.L.

By:/s/ Marielle Stijger            By:/s/ Dominique Le Gal
____________________________       ____________________________
Name:  Marielle Stijger	           Name:  Dominique Le Gal
Title: Manager	                   Title: Manager

                                                                EXHIBIT (99.18)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS Car Rental HK Parallel Limited
(the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer, Brian Bae, Lee Tryhorn and Leo Herskovich
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in -fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 14, 2015.



GS CAR RENTAL HK PARALLEL LIMITED

By:/s/ Marielle Stijger            By:/s/ Dominique Le Gal
____________________________       ____________________________
Name:  Marielle Stijger	           Name:  Dominique Le Gal
Title: Manager	                   Title: Manager